UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES ACT OF 1934.

Commission File Number:    33-24483NY

                        Global Environmental Energy Corp.
                ------------------------------------------------
             (Exact name of registrant as specified by its charter)


       Bahamas                       33-24483-NY                  n/a
------------------------       ----------------------     ----------------------
(State or other jurisdic-      (Commission File  Number)  (IRS Employer
tion of incorporation)                                    Identification Number)


                                P.O. Box CB-13277
                                 Nassau, Bahamas
                                 1-877-723-6315
                ------------------------------------------------
                      Business Address and Telephone Number



                         Common Stock, $0.0001 par value
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
               ---------------------------------------------------
              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                  15(d) remain)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [_]             Rule 12h-3(b)(1)(i)        [_]
Rule 12g-4(a)(1)(ii)       [_]             Rule 12g-3(b)(1)(ii)       [_]
Rule 12g-4(a)(2)(i)        [X]             Rule 12g-3(b)(2)(i)        [_]
Rule 12g-4(a)(2)(ii)       [_]             Rule 12g-3(b)(2)(ii)       [_]
                                           Rule 15d-6                 [_]

     Approximate number of holders of record as of the certification or notice date: 300

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereto duly authorized.


May 27, 2005

By: /s/Dr. CA McCormack
--------------------------
Dr CA McCormack,
B.Sc., Ph.D., N.I.H.C., M.PS., M.ARVO., F.F., Ful.S.,
President & Chief Executive Officer,
Global Environmental Energy Corp.
For and on behalf of Global Environmental Energy Corp.